UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2013

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	000-53461	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#562 – 800 15355 24th Avenue, Surrey, British Columbia, Canada	V4A 2H9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 560-1503

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into Material Definitive Agreement

Item 3.02         Unregistered Sales of Equity Securities

Item 5.02         Departure of Directors or Principal Officers; Appointment of Principal Officers

On May 7, 2013, our company entered into a director agreement with Patrick Dodd. As compensation, under the director agreement, our company granted stock options to Mr. Dodd to purchase up to 200,000 shares of our common stock at a price of $0.10 per share. The stock options shall terminate for exercise the earlier of May 7, 2015 or 180 calendar days after resignation of Mr. Dodd as director, as described below, in which case, 100,000 stock options shall remain available to Mr. Dodd at an exercise price of US$0.10 until November 7, 2015. The stock options to one (1) non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933.

Also on May 7, 2013, our company accepted the resignation of Tommy Unger as director of our company, effective April 8, 2013. Mr. Unger’s resignation was not the result of any disagreement with our company regarding its operations, policies, practices or otherwise.

Concurrently with Mr. Dodd’s resignation, our company accepted a consent to act from Patrick Dodd as director of our company to fill the ensuing vacancy, until the next annual general meeting.

The description of the director agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the director agreement is attached hereto as an exhibit, and which is incorporated herein by reference.

Patrick Dodd

Since January 8, 2013, Patrick Dodd has been acting as our company’s chief technology officer.

Patrick Dodd began a bachelor’s degree in Chemical Engineering in 2006. This time was rife with experience, as, aside from playing on the varsity football team for five years, he worked as a Process Engineering Intern for two terms at Nexen Inc. in Calgary, Alberta (in 2007 and 2008). At Nexen, Mr. Dodd was responsible for developing an electronic line list and complete set of process flow diagrams for the company’s Balzac gas plant. The following year saw Mr. Dodd engaged as a Research Assistant in the Chemical Engineering Department at McGill University, where he supplemented multiple Master’s theses by synthesizing a series of “green” succinate-based plasticizers and testing their performance. This work resulted in his being named in two publications.

Upon the completion of his degree at McGill University, in 2010, Mr. Dodd immediately began working toward a Master’s degree in Clean Energy Engineering at the University of British Columbia. In 2012, he capitalized on an opportunity to work as a Process Engineering Intern at Iceland’s Carbon Recycling International, and thus became involved with the concept of carbon utilization. This project led to Mr. Dodd’s involvement with our company, and to complete his degree Patrick completed the early stages of design for our company’s ERC pilot plant, work which has served as the basis for its completed design. Mr. Dodd obtained his Master Degree in 2012 and was immediately engaged with our company wherein he has primarily been engaged in setting up our new internal R&D lab.

Our board of directors now consists of Larry Kristof, Jonathan Boughen and Patrick Dodd.

Other than as described above, there have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which our company is, or plans to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related persons had or will have a direct or indirect material interest. There are no family relationships between any of the directors and officers described in the preceding disclosure.

Item 9.01         Financial Statements and Exhibits

10.1	Director Agreement with Patrick Dodd dated May 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/ Larry Kristof
Larry Kristof
President and Director
Date: May 9, 2013